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                                                                   Exhibit 23.1

                                  AUDIT OPINION



"We have audited the financial statements including the change in shareholders' equity of SuperNet AG for the financial years 1999 and 1998. The legal representatives of the Company are responsible for the accounting and preparation of the financial statements in compliance with commercial law. Our responsibility is to express an opinion, based on our audit, on the financial statements.

We conducted our audit of the financial statements in compliance with generally accepted auditing principles which do not differ in material aspects from US-audit standards. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements do not include any material errors. Our audit procedures are based on spot checks of the amounts and comments included in the financial statements. The audit includes assessing the accounting principles used and significant estimates made by the legal representatives, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not give any cause for qualification.

In our opinion, the financial statements are in compliance with generally accepted accounting principles (US-GAAP) and present a true and fair view of the assets, liabilities, financial position and results of the Company."


/s/ Haarmann, Hemmelrath & Partner GmbH
    March 24, 2000
    Frankfurt